UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 28, 2025

DAILY JOURNAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

South Carolina
(State or Other Jurisdiction of Incorporation)

0-14665	95-4133299
(Commission File Number)	(IRS Employer Identification No.)

915 E. First Street Los Angeles, CA	90012
(Address of Principal Executive Offices)	(Zip Code)

(213) 229-5300
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre -commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre -commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	DJCO	The NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Two weeks ago, we received a letter from Alexander E. Parker at a firm called Buxton Helmsley USA, Inc. The letter said Daily Journal Corporation (the “Company”) should be capitalizing software development costs instead of expensing them under GAAP, and that doing so would “unlock $160+ million in incremental equity value” for shareholders. Mr. Parker then asked for a consulting engagement that would pay him $24 million worth of Company equity if the stock price increased by that amount for any reason (i.e., $.15 of every dollar), and he asked for two seats on the Company’s Board of Directors. His initial July 14 letter is attached as Exhibit 99.1, and his follow-up letter dated July 18 (demanding an emergency Board meeting) is attached as Exhibit 99.2.

According to the SEC’s website, neither Mr. Parker nor Buxton Helmsley is registered as an investment adviser with the SEC. The Buxton Helmsley website says that Mr. Parker is licensed by FINRA, but according to the FINRA website, he is not registered as a broker or investment adviser. His LinkedIn page says that Mr. Parker attended Mercy University from 2014 to 2016.

Mr. Parker seems to fancy himself a whistleblower, but the Company has been disclosing its practice of expensing software development costs and the reasons for that in its public filings for more than a decade. Nothing is hidden. The Company is well aware of the accounting rules under ASC 985-20, Costs of Software to be Sold, Leased, or Otherwise Marketed, and those rules require a continuous facts-and-circumstances analysis. The Company believes the accounting for its eSeries® product line development efforts is, and has been, correct. Furthermore, the Company’s approach has been reviewed as part of the annual audit without issue by three different national accounting firms since those development efforts began.

Mr. Parker is right that if the Company capitalized those costs, it would boost near-term earnings and asset values by reducing the Company’s expenses and shifting them to the balance sheet. Anyone who knew our longtime Chairman, Charles T. Munger, knows what his thoughts would have been on the idea of “creating value” through accounting.

Nonetheless, the Board and its Audit Committee decided to take this opportunity to engage an independent accounting consultant to make sure the Company is accounting for software development costs correctly. And that’s when Mr. Parker’s game became clear.

On July 23, one day after being informed of the decision to engage an independent accounting firm rather than Buxton Helmsley, Mr. Parker fired back a letter saying that only Buxton Helmsley was qualified to “restore trust” while at the same time notifying us that he was reporting the Company to the Enforcement Division of the SEC. That letter is attached as Exhibit 99.3. You should read it.

We suspect Mr. Parker will learn with age and experience that few people want to work with someone who presents himself this way. Even fewer want to work with someone who reports them to the government when he doesn’t get what he wants! Also, we’ve already reached out to the SEC staff and have offered to discuss with them the Company’s software development accounting and/or Mr. Parker, should they so desire.

Finally, we are attaching an email chain with Mr. Parker as Exhibit 99.4, and Mr. Parker’s fourth letter, this one dated July 25, as Exhibit 99.5. This most recent letter is addressed to Company stockholders and calls for the immediate resignation of both the Company’s CEO and its CFO. Remember, all that’s happened here is that the Company’s Audit Committee decided to engage an independent accounting consultant instead of him! After considering Mr. Parker’s analysis, his demand for equity compensation and his threats should the Company challenge him (see page 5 of the July 23 letter in particular), we suspect Company shareholders will agree that the Audit Committee made a prescient and wise decision in not “partnering” with Mr. Parker.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Letter from Buxton Helmsley USA, Inc., dated July 14, 2025.
99.2	Letter from Buxton Helmsley USA, Inc., dated July 18, 2025.
99.3	Letter from Buxton Helmsley USA, Inc., dated July 23, 2025.
99.4	Various correspondence Alexander E. Parker between July 14 and July 23, 2025.
99.5	Letter from Buxton Helmsley USA, Inc., dated July 25, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAILY JOURNAL CORPORATION

By: /s/ Steven Myhill-Jones
Steven Myhill-Jones
Chairman of the Board and Chief Executive Officer

Dated: July 28, 2025

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter from Buxton Helmsley USA, Inc., dated July 14, 2025.
99.2	Letter from Buxton Helmsley USA, Inc., dated July 18, 2025.
99.3	Letter from Buxton Helmsley USA, Inc., dated July 23, 2025.
99.4	Various correspondence Alexander E. Parker between July 14 and July 23, 2025.
99.5	Letter from Buxton Helmsley USA, Inc., dated July 25, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)